PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-133007 Dated March 28, 2008

Performance Securities with Contingent Return
Linked to the S&P 500® Index

Strategic Alternatives to Indexing
HSBC USA Inc. $7,176,090 Securities linked to the S&P 500® Index due March 31, 2011

Investment Description

These Performance Securities with Contingent Return linked to the S&P 500® Index are notes issued by HSBC USA Inc, which we refer to as the “securities”. The securities are designed to provide exposure to potential appreciation in the performance of the S&P 500® Index (the “index”). The amount you receive at maturity is based on the return of the index and on whether the official closing level of the index is below the specified trigger level on any scheduled trading day during the observation period. If the official closing level of the index is never below the trigger level on any scheduled trading day during the observation period, at maturity you will receive an amount in cash per security that is equal to the sum of (a) the principal amount plus (b) the product of the principal amount multiplied by the greater of (i) the index return and (ii) 20.20% (the “contingent return”). If the official closing level of the index is below the trigger level on any scheduled trading day during the observation period, at maturity you will receive an amount in cash per security that is equal to the sum of (a) the principal amount plus (b) the product of your principal amount multiplied by the index return. If the official closing level of the index is below the trigger level on any scheduled trading day during the observation period, your securities will be fully exposed to any decline in the index, and you could lose some or all of your investment in the securities. Investors will not receive interest or dividend payments during the term of the securities. Investing in the securities involves significant risks. You may lose some or all of your principal amount.

Features

❑ Contingent Return And Growth Potential: The securities provide the opportunity to receive a payment at maturity that is based on the greater of the index return and the contingent return, so long as the official closing level of the index is never below the trigger level on any scheduled trading day during the observation period. If the official closing level of the index is below the trigger level on any scheduled trading day during the observation period, you will lose the benefit of the contingent return, and your payment at maturity will be based solely upon the index return. The securities are not capped by a maximum gain.

❑ Contingent Protection Against Loss: Payment at maturity of the principal amount of your securities and the contingent return is conditionally protected, so long as the official closing level of the index is never below the trigger level on any scheduled trading day during the observation period. If the index return is negative and the official closing level of the index is below the trigger level on any scheduled trading day during the observation period, your securities will be fully exposed to any decline in the index on the final valuation date, and you could lose some or all of your principal amount.

Key Dates

Trade Date	March 26, 2008
Settlement Date	March 31, 2008
Final Valuation Date	March 28, 2011
Maturity Date	March 31, 2011

Security Offerings

The securities are linked to the performance of the index. The securities are not subject to a predetermined maximum gain. The securities are offered at a minimum investment of $1,000.

See “Additional Information about HSBC USA Inc. and the Securities” on page 2. The securities offered will have the terms specified in the accompanying base prospectus dated April 5, 2006, the accompanying prospectus supplement dated October 12, 2007, the accompanying prospectus addendum dated December 12, 2007 and the terms set forth herein. See “Key Risks” on page 8 of this pricing supplement and the more detailed “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement for risks related to the securities and the index.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying base prospectus, prospectus supplement and any other related prospectus supplements. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The securities will not be listed on any U.S. securities exchange or quotation system. See “Supplemental Plan of Distribution” on page 12 for distribution arrangement.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Security	$10.00	$0.25	$9.75
Total	$7,176,090.00	$179,402.25	$6,996,687.75

CALCULATION OF REGISTRATION FEE
TITLE OF CLASS OF SECURITIES OFFERED	MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE (1)
Performance Securities with Contingent Return Linked to the S&P 500® Index	$7,176,090.00	$282.02
(1)	Calculated in accordance with Rule 457(r) of the securities act of 1933, as amended.

Additional Information about HSBC USA Inc. and the Securities

This pricing supplement relates to one security offering linked to the index identified on the cover page. The index described in this pricing supplement is a reference asset as defined in the prospectus supplement, and these securities being offered are notes for purposes of the prospectus supplement. The purchaser of a security will acquire an investment instrument linked to the index. Although the security offering relates to the index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the index, or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated April 5, 2006, the prospectus supplement dated October 12, 2007 and the prospectus addendum dated December 12, 2007. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 of this pricing supplement and in “Risk Factors” beginning on page S-3 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

HSBC USA Inc. has filed a registration statement (including a prospectus, prospectus addendum and prospectus supplement) with the U.S. Securities and Exchange Commission, or the SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus addendum and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may access these documents on the SEC web site at www.sec.gov as follows:
♦     Prospectus supplement dated October 12, 2007:
www.sec.gov/Archives/edgar/data/83246/000114420407053900/v090138_424b2.htm
♦     Prospectus addendum dated December 12, 2007:
www.sec.gov/Archives/edgar/data/83246/000114420407067025/v096997_424b2.htm
♦     Prospectus dated April 5, 2006:
www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

As used herein, references to “HSBC”, “we”, “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated October 12, 2007, references to the “prospectus addendum” mean the prospectus addendum dated December 12, 2007 and references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 5, 2006.

Investor Suitability

The securities may be suitable for you if:
♦    You believe the index will appreciate over the term of the securities.
♦    You seek an investment with a return linked to the performance of the index.
♦    You are willing to hold the securities to maturity.
♦    You are willing to expose your principal to the full downside performance of the index if the official closing level of the index is below the trigger level on any scheduled trading day during the observation period.
♦    You are willing to forgo dividends paid on the stocks included in the index in exchange for the benefit of receiving (i) the greater of the contingent return and the index return if the closing level of the index is never below the trigger level and (ii) contingent protection if the index return is negative, but the official closing level is never below the trigger level.
♦    You do not seek current income from this investment.
♦    You do not seek an investment for which there is an active secondary market.
♦    You are willing to invest in the securities based on a contingent return equal to 20.20%.

The securities may not be suitable for you if:
♦    You do not believe the index will appreciate over the term of the securities.
♦    You do not seek an investment with exposure to the index.
♦    You are not willing to make an investment that is conditionally exposed to the full downside performance of the index.
♦    You are unable or unwilling to hold the securities to maturity.
♦    You seek an investment that is 100% principal protected.
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦    You prefer to receive dividends paid on the stocks included in the index.
♦    You seek current income from this investment.
♦    You seek an investment for which there will be an active secondary market.

The suitability considerations identified above are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances.

Final Terms

Issuer	HSBC USA Inc. (Aa3/AA-)[1]
Principal Amount	$10 per security
Term	3 years
Payment at Maturity (per $10 security)
You will receive a cash payment at maturity linked to the performance of the index during the term of the securities.
If the official closing level is never below the trigger level on any scheduled trading day during the observation period, you will receive the sum of (a) the principal amount plus (b) the product of the principal amount multiplied by the greater of (i) the index return and (ii) the contingent return:
$10.00 + ($10.00 x the greater of (a) the index return and (b) the contingent return)
If the official closing level is below the trigger level on any scheduled trading day during the observation period, you will receive the sum of (a) principal amount plus (b) the product of the principal amount multiplied by the index return:
$10.00 + ($10.00 x index return)
In this case both the contingent return and the contingent protection are lost and you may lose some or all of your principal amount.

Contingent return	20.20%
Index Return	index ending level - index starting level
index starting level
Index Starting Level	1,341.13, representing the official closing level of the index on the trade date, as determined by the calculation agent.
Index Ending Level	The official closing level of the index on the final valuation date, as determined by the calculation agent.
Official Closing Level
The official closing level on any scheduled trading day during the observation period will be the closing level of the index as determined by the calculation agent based upon determinations with respect thereto made by the reference sponsor and displayed on the Bloomberg Professional® service page “SPX <INDEX>”.

Trigger Level	1,005.85, representing 75.00% of the index starting level.
Observation Period	The period from, and including, the trade date to, and including, the final valuation date.
CUSIP / ISIN	40428H 615 / US40428H6154

Determining Payment at Maturity

For each $10.00 invested, you will receive an amount in cash per security that is equal to the sum of (a) your principal amount plus (ii) the product of your principal amount multiplied by the index return. Accordingly, for each $10.00 invested, your payment at maturity will be calculated as follows:

$10.00 + ($10.00 x index return)

Your securities are not fully principal protected. If the index return is negative and the official closing level of the index is below the trigger level on any scheduled trading day during the observation period, both the contingent return and the contingent protection are lost and your principal amount will be fully exposed to any decline in the index.

1   HSBC USA Inc. is rated Aa3 by Moody’s and AA- by Standard & Poor’s. A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The securities themselves have not been independently rated. Each rating should be evaluated independently of any other rating. However, because the return on the securities is dependent upon factors in addition to our ability to pay our obligations under the securities, such as the trading level of the index, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the securities.

What are the tax consequences of the securities?

You should carefully consider, among other things, the matters set forth in the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the securities. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith. This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the securities) more than 5% of any entity included in the index.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities. Under one reasonable approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the index. We intend to treat the securities consistent with this approach and pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities, other characterizations and treatments are possible and the timing and character of income in respect of the securities might differ from the treatment described above. For example, the securities could be treated as debt instruments that are “contingent payment debt instruments” for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in prospectus supplement.

If one or more of the entities included in the index are treated as a REIT, partnership or trust, or PFIC for U.S. federal income tax purposes, or otherwise as a "pass-thru entity" for purposes of section 1260 of the Internal Revenue Code (the “Code”), it is possible that the securities will be subject to the "constructive ownership" rules of section 1260 of the Code. If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the securities could be treated as ordinary income and subject to an interest charge. Prospective investors in the securities should consult the offering documents for the entities included in the index and their tax advisors as to the possibility that one or more of the entities included in the index is treated as a REIT, a partnership or trust, or a PFIC for U.S. federal income tax purposes, or otherwise as a "pass-thru entity" for purposes of section 1260 of the Code, and section 1260 applies to their securities.

Recently, the Internal Revenue Service ("IRS") and the Treasury Department issued Notice 2008-2 under which they requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which would include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a note is required to accrue income in respect of the securities prior to the receipt of payments under the securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the securities could be subject to U.S. withholding tax in respect of the securities. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are provided for illustration purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the index relative to its index starting level. We cannot predict the index ending level on the final valuation date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the index. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity for a $10.00 security on a hypothetical offering of the securities, with the following assumptions:

Investment term:	3 years
Hypothetical index starting level:	1,341.13
Hypothetical trigger level:	1,005.85 (75% of the index starting level)
Hypothetical contingent return:	20.20%

Example 1 — The level of the index increases from an index starting level of 1,341.13 to an index ending level of 1,743.47. The official closing level is never below the trigger level on any scheduled trading day during the observation period, and the index return is greater than the contingent return. The index return is expressed as a formula:

                 index return = (1,743.47-1,341.13) / 1,341.13 = 30.00%
   payment at maturity = $10.00 + ($10.00 x [the greater of (a) the index return and (b) the contingent return])
= $10.00 + ($10.00 x [the greater of (a) 30.00% and (b) 20.20%])
= $10.00 + ($10.00 x 30.00%)
= $10.00 + $3.00
= $13.00

The payment at maturity is equal to $13.00 per $10.00 principal amount of securities, and the return on the securities is 30.00%.

Example 2 — The level of the index increases from an index starting level of 1,341.13 to an index ending level of 1,475.24. The official closing level is never below the trigger level on any scheduled trading day during the observation period, and the index return is less than the contingent return. The index return is expressed as a formula:

     index return = (1,475.24 -1,341.13) / 1,341.13 = 10.00%
   payment at maturity = $10.00 + ($10.00 x [the greater of (a) the index return and (b) the contingent return])
= $10.00 + ($10.00 x [the greater of (a) 10.00% and (b) 20.20%])
= $10.00 + ($10.00 x 20.20%)
= $10.00 + $2.02
= $12.02

The payment at maturity is equal to $12.02 per $10.00 principal amount of securities, and the return on the securities is 20.20%.

Example 3 — The level of the index increases from an index starting level of 1,341.13 to an index ending level of 1,475.24. The official closing level is below the trigger level on one or more scheduled trading days during the observation period. The index return is expressed as a formula:

      index return = (1,475.24 -1,341.13) / 1,341.13 = 10.00%
    payment at maturity = $10.00 + ($10.00 x the index return)
= $10.00 + ($10.00 x 10.00%)
= $10.00 + $1.00
= $11.00

Because the official closing level of the index is below the trigger level on one or more scheduled trading days during the observation period, the investor loses the benefit of the contingent return. The payment at maturity is equal to $11.00 per $10.00 principal amount of securities, and the return on the securities is 10.00%.

Example 4 — The level of the index decreases from an index starting level of 1,341.13 to an index ending level of 1,072.90. The official closing level is never below the trigger level on any scheduled trading day during the observation period. The index return is expressed as a formula:

         index return = (1,072.90-1,341.13) / 1,341.13 = -20.00%
   payment at maturity = $10.00 + ($10.00 x [the greater of (a) the index return and (b) the contingent return])
= $10.00 + ($10.00 x [the greater of (a) -20.00% and (b) 20.20%])
= $10.00 + ($10.00 x 20.20%)
= $10.00 + $2.02
= $12.02

Although the index return is negative, because the official closing level of the index is never below the trigger level on any scheduled trading day during the observation period, the investor benefits from the contingent return and contingent principal protection. The payment at maturity is equal to $12.02 per $10.00 principal amount of securities, and the return on the securities is 20.20%.

Example 5 — The level of the index decreases from an index starting level of 1,341.13 to an index ending level of 1,072.90. The official closing level of the index is below the trigger level on one or more scheduled trading days during the observation period. The index return is expressed as a formula:

  index return = (1,072.90-1,341.13) / 1,341.13 = -20.00%
   payment at maturity = $10.00 + ($10.00 x the index return)
= $10.00 + ($10.00 x -20.00%)
= $10.00 - $2.00
= $8.00

Because the official closing level of the index is below the trigger level on one or more scheduled trading days during the observation period, investors lose the benefit from the contingent return as well as contingent principal protection and are fully exposed to any decline in the index ending level relative to the index starting level on the final valuation date. The payment at maturity is equal to $8.00 per $10.00 principal amount of securities, and the return on the securities is -20.00%.

If the official closing level is less than the trigger level on any scheduled trading day during the observation period, investors are fully exposed to any decline of the underlying index and could lose some or all of their principal at maturity.

Index		Trigger Event Does Not Occur[1]		Trigger Event Occurs[2]
Index Level	Index Return[3]	Payment at Maturity	Return on Securities at Maturity	Payment at Maturity	Return on Securities at Maturity
2,682.26	100.00%	$20.00	100.00%	$20.00	100.00%
2,548.15	90.00%	$19.00	90.00%	$19.00	90.00%
2,414.03	80.00%	$18.00	80.00%	$18.00	80.00%
2,279.92	70.00%	$17.00	70.00%	$17.00	70.00%
2,145.81	60.00%	$16.00	60.00%	$16.00	60.00%
2,011.70	50.00%	$15.00	50.00%	$15.00	50.00%
1,877.58	40.00%	$14.00	40.00%	$14.00	40.00%
1,743.47	30.00%	$13.00	30.00%	$13.00	30.00%
1,609.36	20.00%	$12.02	20.20%	$12.00	20.00%
1,475.24	10.00%	$12.02	20.20%	$11.00	10.00%
1,341.13	0.00%	$12.02	20.20%	$10.00	0.00%
1,207.02	-10.00%	$12.02	20.20%	$9.00	-10.00%
1,075.90	-20.00%	$12.02	20.20%	$8.00	-20.00%
1,005.85	-25.00%	$12.02	20.20%	$7.50	-25.00%
938.79	-30.00%	N/A	N/A	$7.00	-30.00%
804.68	-40.00%	N/A	N/A	$6.00	-40.00%
670.57	-50.00%	N/A	N/A	$5.00	-50.00%
536.45	-60.00%	N/A	N/A	$4.00	-60.00%
402.34	-70.00%	N/A	N/A	$3.00	-70.00%
268.23	-80.00%	N/A	N/A	$2.00	-80.00%
134.11	-90.00%	N/A	N/A	$1.00	-90.00%
0.00	-100.00%	N/A	N/A	$0.00	-100.00%
[1]	The index does not close below the trigger level on any scheduled trading day during the observation period.
[2]	The index level closes below the trigger level on any scheduled trading day during the observation period.
3.	The index return excludes any cash dividend payments.

Key Risks

An investment in the securities involves significant risks. Some of the risks that apply to the securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

♦
Contingent Principal Protection Only Applies if You Hold the Securities to Maturity - You should be willing to hold your securities to maturity. The securities are not designed to be short-term trading instruments. The price at which you will be able to sell your securities to us, our affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the principal amount of the securities, even in cases where the index has appreciated since the trade date.

♦
Principal Protection Applies Only in Limited Circumstances and Otherwise You May Lose Up to 100% of Your Initial Investment - Your principal amount will be protected only if the official closing level of the index is never below the trigger level on any scheduled trading day during the observation period. The securities differ from ordinary debt securities in that we may not pay you 100% of the principal amount of your securities if the official closing level of the index is below the trigger level on any scheduled trading day during the observation period. In that event, the contingent protection will be eliminated and, at maturity, you will be fully exposed to any decline in the index. Accordingly, you may lose up to 100% of your principal amount.

♦
The Contingent Return Applies Only if the Official Closing Level is Never Below the Trigger Level on any Scheduled Trading Day During the Observation Period. - Investors benefit from the contingent return when the index return is less than the contingent return, and the official closing level is never below the trigger level on any scheduled trading day during the observation period. In such cases, investors could receive a greater payment at maturity than if the payment at maturity were based solely upon the index return. If the official closing level is below the trigger level on any scheduled trading day during the observation period, you will lose the benefit of the contingent return, even in cases where the index ending level is greater than the index starting level.

♦
Lack of Liquidity - The securities will not be listed on any securities exchange or quotation system. We intend to offer to purchase the securities in the secondary market but are not required to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which we are willing to buy the securities.

♦
Uncertain Tax Treatment - There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain, as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the index. We intend to treat the securities consistent with this approach and pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts. Certain of the entities included in the index could be treated as a "real estate investment trust" ("REIT"), partnership, trust, or "passive foreign investment company" ("PFIC") for U.S. federal income tax purposes, or otherwise as a "pass-thru entity" for purposes of section 1260 of the Code, in which case it is possible that the securities will be subject to the "constructive ownership" rules of section 1260 of the Code. If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the securities could be treated as ordinary income and subject to an interest charge. Because of the uncertainty regarding the tax treatment of the securities, we urge you to consult your tax advisor as to the tax consequences of your investment in a security.

Recently, the Internal Revenue Service ("IRS") and the Treasury Department issued Notice 2008-2 under which they requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which would include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a note is required to accrue income in respect of the securities prior to the receipt of payments under the securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the securities could be subject to U.S. withholding tax in respect of the securities. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations”.

♦
Owning the Securities is Not the Same as Owning the Stocks Underlying the Index -The return on your securities may not reflect the return you would realize if you actually owned the stocks included in the index. As a holder of the securities, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of stocks included in the index would have.

♦
Potential Conflict of Interest - HSBC and its affiliates may engage in business with the issuers of the stocks comprising the index or the reference sponsor, which may present a conflict between the obligations of HSBC and you, as a holder of the securities. The calculation agent, which may be the issuer or any of its affiliates will determine the payment at maturity based on observed levels of the index in the market. The calculation agent can postpone the determination of the index ending level and the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦
Potentially Inconsistent Research, Opinions or Recommendations by HSBC - HSBC and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the securities. Any such research, opinions or recommendations could affect the value of the index or the stocks included in the index, and therefore, the market value of the securities.

♦	Credit of Issuer - An investment in the securities is subject to the credit risk of HSBC, and the actual and perceived creditworthiness of HSBC may affect the market value of the securities.

Market Disruption Event

If the final valuation date is not a scheduled trading day, then the final valuation date will be the next scheduled trading day. If a market disruption event (as defined below) exists on the final valuation date, then the final valuation date will be the next scheduled trading day for which there is no market disruption event. If a market disruption event exists on five consecutive scheduled trading days, then that fifth scheduled trading day will be the final valuation date, and the index ending level will be determined by means of the formula for and method of calculating the index which applied just prior to the market disruption event, using the relevant exchange traded or quoted price of each stock in the index (or a good faith estimate of the value of a stock in the index which is itself the subject of a market disruption event). If the final valuation date is postponed, then the maturity date will also be postponed until the third business day following the postponed final valuation date.

“Market disruption event” means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which we determine is material:

(a) the occurrence or existence of a condition specified below at any time:

(i) any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to any stock included in the index or (B) in futures or options contracts relating to the index on any related exchange; or

(ii) any event (other than any event described in (b) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for any stock included in the index or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the index on any relevant related exchange; or

(b) the closure on any scheduled trading day of any relevant exchange relating to any stock included in the index of the index or any related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

“Related exchange” means each exchange or quotation system or any successor or temporary substitute for such exchange or quotation system (provided we have determined, for a substitute exchange or quotation system, that liquidity on such substitute is comparable to liquidity on the original related exchange) where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the index.

“Relevant exchange” means any primary exchange on which stocks then included in the index trade.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for each stock then included in the index.

INDEX INFORMATION

This pricing supplement is not an offer to sell and it is not an offer to buy stocks comprising the index. All disclosures contained in this pricing supplement regarding the index, including its make-up, performance, method of calculation, and changes in its components, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the index or stocks comprising the index contained in this pricing supplement. You should make your own investigation into the index as well as stocks included in the index. The reference sponsor has no obligation to continue to publish, and may discontinue publication of, the index. The reference sponsor may discontinue or suspend the publication of the index at any time.

Neither we nor any affiliate makes any representation that any publicly available information regarding the reference sponsor is accurate or complete. For more information, we urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-25 in the accompanying prospectus supplement.

The S&P 500® Index (“SPX”)

S&P publishes the SPX.

The SPX is capitalization weighted and is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of March 26, 424 companies, or 84.8% of the constituents in the SPX, trade on the New York Stock Exchange (the “NYSE”) and 76 companies, or 15.2% of the constituents in the SPX, trade on The NASDAQ Global Select Market or the NASDAQ Global Market (collectively, the “NASDAQ”). S&P chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange (the “NYSE”), which S&P uses as an assumed model for the composition of the total market.

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the SPX with the number of companies included in each group, as of March 26, 2008, indicated in parenthesis: Industrials (56), Utilities (31), Telecommunication Services (9), Materials (28), Information Technology (71), Energy (36), Consumer Staples (39), Consumer Discretionary (87), Healthcare (51) and Financials (92). Changes in the SPX are reported daily in the financial pages of many major newspapers, on the Bloomberg Professional® service under the symbol “SPX” and on S&P website (http://www.spglobal.com). Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this pricing supplement. The SPX does not reflect the payment of dividends on the stocks included in the SPX.

Computation of the SPX

S&P currently computes the SPX as of a particular time as follows:

(i)	the product of the market price per share and the number of then outstanding shares of each component stock as determined as of that time (referred to as the “market value” of that stock);
(ii)	the market values of all component stocks as of that time are aggregated;
(iii)	the average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;
(iv)	the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);
(v)	the current aggregate market value of all component stocks is divided by the base value; and
(vi)	the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate the SPX, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the performance of the SPX.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations.

These changes may result from causes such as:

•	the issuance of stock dividends,
•	the granting to shareholders of rights to purchase additional shares of stock,
•	the purchase of shares by employees pursuant to employee benefit plans,
•	consolidations and acquisitions,
•	the granting to shareholders of rights to purchase other securities of the company,
•	the substitution by S&P of particular component stocks in the SPX, and
•	other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value X New Market Value = New Base Value
Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the SPX.

In addition, S&P standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of the SPX and an SPX component’s market value.

License Agreement with Standard & Poor’s (“S&P”):

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by S&P’s in connection with some products, including the securities.

The securities are not sponsored, endorsed, sold or promoted by S&P, a division of The McGraw Hill Companies, Inc. S&P makes no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in financial products generally or in the securities particularly or the ability of the S&P 500® to track general stock market performance. S&P’s only relationship to HSBC USA Inc. (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of S&P and of the S&P 500® which is determined, composed and calculated by S&P without regard to HSBC or the securities. S&P has no obligation to take the needs of HSBC or the holders of the securities into consideration in determining, composing or calculating the S&P 500®. S&P is not responsible for and has not participated in the determination of the timing of the sale of the securities, prices at which the securities are to initially be sold, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

The graphs below illustrate the performance of the SPX from 1/1/97 to 3/26/08 as reported on the Bloomberg Professional® service. The historical levels of the SPX should not be taken as an indication of future performance. The 75.00% trigger level is based on the index starting level.

The SPX closing level on March 26, 2008 was 1,341.13.

Certain ERISA Considerations
We urge you to read and consult “Certain ERISA Considerations” in the Prospectus Supplement.
Discontinuance or Modification of the Index

If the reference sponsor (as defined below) discontinues publication of or otherwise fails to publish the index on any day on which the index is scheduled to be published and the reference sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (the comparable index, the “successor index”), then that successor index will be deemed to be the index for all purposes relating to the securities, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of a successor index, the calculation agent will furnish written notice to us and the holders of the securities.

If the index is discontinued or if the reference sponsor fails to publish the index and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the applicable official closing level using the same general methodology previously used by such reference sponsor. The calculation agent will continue to make that determination until the earlier of (i) the final valuation date or (ii) a determination by the calculation agent that the index or a successor index is available. In that case, the calculation agent will furnish written notice to us and the holders of the securities.

If at any time the method of calculating the index or a successor index, or the level thereof, is changed in a material respect, or if the index or a successor index is in any other way modified so that, in the determination of the calculation agent, the level of that index does not fairly represent the level of the index or successor index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine a level comparable to the level that would have prevailed had those changes or modifications not been made. If, for example, the method of calculating the index or a successor index is modified so that the level of that index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust that index in order to arrive at a level of the index or successor index as if it had not been modified. In that case, the calculation agent will furnish written notice to us and the holders of the securities.

Notwithstanding these alternative arrangements, discontinuance of the publication of the index may adversely affect the value of, and trading in, the securities.

“Reference sponsor” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

Events of Default and Acceleration

If the calculation agent determines that the securities have become immediately due and payable following an event of default (as defined in the prospectus) with respect to the securities, the calculation agent will determine the accelerated the payment at maturity due and payable in the same general manner as described in “Indicative Terms” in this pricing supplement. In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated return of the index. If a market disruption event exists with respect to the index on that scheduled trading day, then the accelerated final valuation date for the index will be postponed for up to eight scheduled trading days (in the same general manner used for postponing the originally scheduled final valuation date). The accelerated maturity date will be the third business day following the accelerated final valuation date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc. (the “Agent”), and the Agent has agreed to purchase, all of the securities at the price indicated on the cover of this pricing supplement, which will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the securities. We have agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the securities in the secondary market, but is not required to do so. We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.